EXHIBIT 99.1

PRODUCT TRANSFER AGREEMENT

           THIS PRODUCT TRANSFER AGREEMENT (“Agreement”) is made and entered into effective on and as of the close of business on August 19, 2011 (“Closing Date”) by and among Mallinckrodt LLC, a Covidien company and a Delaware limited liability company (“Mallinckrodt”), Mallinckrodt Enterprises LLC, a Covidien company and a Delaware limited liability company (“Mallinckrodt Enterprises”) and Hi-Tech Pharmacal Co., Inc., a Delaware corporation (“Buyer”).  For purposes hereof, Mallinckrodt and Mallinckrodt Enterprises shall hereinafter be jointly referred to as “Sellers”.

           WHEREAS, Mallinckrodt is (i) the holder of an Abbreviated New Drug Application (“ANDA”) for a prescription dosage pharmaceutical product in capsule form marketed under the brand name Tussicaps® (“Product”, as more fully defined herein below) and (ii) the manufacturer of the Product at its dosage manufacturing facility in Hobart, New York (“Hobart Facility”);

           WHEREAS, Mallinckrodt is also the holder of legal title to certain assets associated exclusively with the Product (together with the ANDA for the Product, the “Purchased Assets”, as more fully defined herein below);

           WHEREAS, Mallinckrodt Enterprises is the owner of the beneficial economic interest in the Purchased Assets pursuant to certain internal agreements by and among Mallinckrodt, Mallinckrodt Enterprises and certain of their Affiliates (as defined below);

           WHEREAS, on and as of the Closing Date, Sellers desire to sell all of their legal and beneficial interest in and to the Purchased Assets;

           WHEREAS, in conjunction with sale of the Purchased Assets hereunder, Mallinckrodt wishes to provide for the continuing supply of Product to Buyer for a period of at least seven (7) years from and after the Closing Date, pursuant to the terms of that certain Manufacturing Agreement between the Buyer and Mallinckrodt of even date herewith (“Manufacturing Agreement”, as more fully defined herein below); and

           WHEREAS, Buyer wishes to acquire the Purchased Assets from the Sellers on the terms and conditions set forth herein and to execute the Manufacturing Agreement with Mallinckrodt in the form attached hereto.

           NOW, THEREFORE, for good and valuable consideration, and the covenants, conditions and undertakings hereinafter set forth, the adequacy of which are hereby acknowledged, Sellers and Buyer hereby agree as follows.

ARTICLE I

DEFINTIONS

1.1	Certain Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth or as referenced below.

(i)        “AB-Rated Competitive Product” has the meaning set forth in Section 2.3(b).

(ii)       “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

(iii)      “Additional Tax” has the meaning set forth in Section 5.14.

(iv)      “Affiliate” means, with respect to any specified Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  “Controls”, “controlled by” and “under common control with”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(v)       “Agreement” has the meaning set forth in the preamble hereto.

(vi)      “Allocation” has the meaning set forth in Section 2.3(c).

(vii)     “AMP” has the meaning set forth in Exhibit G.

(viii)    “Ancillary Agreements” means, collectively, the Bill of Sale and Assignment, the Assumption of Liabilities Agreement and the Assignment of Transferred Intellectual Property.

(ix)       “ANDA” has the meaning set forth in the preamble hereto.

(x)        “Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property, of even date herewith, in the form attached hereto as Exhibit A, and transferring to Buyer all of the Transferred Intellectual Property.

(xi)       “Assumed Liabilities” has the meaning set forth in Section 2.2(a).

(xii)      “Assumption of Liabilities Agreement” means the Assignment of Liabilities Agreement, of even date herewith, in the form attached hereto as Exhibit B.

(xiii)     “Bill of Sale and Assignment” means the Bill of Sale and Assignment, of even date herewith, in the form attached hereto as Exhibit C.

(xiv)     “Buyer Withholding Tax Action” has the meaning set forth in Section 5.14.

(xv)      “cGMP” has the meaning set forth in Section 3.6.

(xvi)     “Closing Date” has the meaning set forth in the preamble hereto.

(xvii)    “Closing Payment” has the meaning set forth in Section 2.3(a).

(xviii)    “Closing Product Inventory Calculation” has the meaning set forth in Section 2.7(b).

(xix)      “CMS” has the meaning set forth in Exhibit G.

(xx)       “Code” means the Internal Revenue Code of 1986, as amended.

(xxi)      “Confidential Information” has the meaning set forth in Section 6.1(a).

(xxii)     “Contingent Payment Period” has the meaning set forth in Section 2.3(b).

(xxiii)    “Contingent Purchase Price” has the meaning set forth in Section 2.3(b).

(xxiv)   “Conveyance Taxes” means all sales, use, value-added, transfer, stamp, registration, documentary recording fees, and any similar taxes, fees and costs (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of the consummation of this Agreement or any transactions contemplated hereby.

(xxv)     “Deductible Amount” has the meaning set forth in Section 7.8(b).

(xxvi)    “Disclosure Schedule” means the disclosures attached hereto and delivered by Sellers to Buyer in connection with this Agreement.  Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

(xxvii)   “Excluded Assets” means all assets of Sellers or any of their Affiliates, of any kind whatsoever, other than those expressly included in the Purchased Assets to be transferred to Buyer in accordance herewith.

(xxviii) “Excluded Liabilities” means all Liabilities of Sellers or any of their Affiliates, of any kind whatsoever (including all Taxes attributable to a Pre-Closing Period), other than those expressly included in the Assumed Liabilities to be transferred to Buyer in accordance herewith.

(xxix)    “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

(xxx)     “GAAP” means United States generally accepted accounting principles and practices in effect from time to time as applied by Sellers consistently throughout the periods involved.

(xxxi)    “Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any supranational, country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(xxxii)   “Hobart Facility” has the meaning set forth in the preamble hereto.

(xxxiii)  “Indemnified Party” has the meaning set forth in Section 7.4.

(xxxiv)  “Indemnifying Party” has the meaning set forth in Section 7.4.

(xxxv)   “Independent Accounting Firm” has the meaning set forth in Section 2.7(c).

(xxxvi)  “Intellectual Property” means any or all of the following and all rights therein, arising therefrom, or associated therewith: (i) patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and the like; (ii) trade secrets, confidential and proprietary information, including unpatented inventions, invention disclosures, moral or economic rights of authors and inventors (however denominated), technical data, customer lists, know-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivations, improvements and refinements thereof, however recorded, or unrecorded; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) trade names, logos, registered trademarks, registered service marks and common law trademarks and service marks; (v) internet domain names, applications and reservations thereof, uniform resource locators and the corresponding Internet sites (including any content and other materials accessible and/or displayed thereon); and (vi) any goodwill associated with any of the foregoing.

(xxxvii) “Liability” or “Liabilities” means any one or more debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, Action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

(xxxviii) “Licensed Trademarks and Trade Dress” has the meaning set forth in Section 5.1.

(xxxix)   “Loss” or “Losses” means any claim(s), action(s), cause(s) of action, judgment(s), award(s), Liability(ies), loss(es), cost(s) or damage(s) (including reasonable attorneys’ fees and expenses).

(xl)        “Mallinckrodt” has the meaning set forth in the preamble hereto.

(xli)       “Mallinckrodt Enterprises” has the meaning set forth in the preamble hereto.

(xlii)      “Mallinckrodt Sold Product” has the meaning set forth in Section 5.3.

(xliii)     “Mallinckrodt’s NDC Product” has the meaning set forth in Exhibit G.

(xliv)     “Manufacturing Agreement” means the Manufacturing Agreement, of even date herewith, executed by Mallinckrodt and Buyer in the form attached hereto as Exhibit E.

(xlv)      “Milestone Payment” has the meaning set forth in Section 2.3(b).

(xlvi)     “Newly Developed Product” has the meaning set forth in Section 5.17.

(xlvii)    “OIG” has the meaning set forth in Exhibit G.

(xlviii)   “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

(xlix)      “PHS” has the meaning set forth in Exhibit G.

(l)          “Post−Closing  Period ” means any taxable year or other taxable period beginning after the Closing Date and, in the case of any taxable year or other taxable period that begins before and ends after the Closing Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Closing Date. For the avoidance of doubt, all income, sales and use and similar Taxes shall be allocated to a Post-Closing Period on an interim-closing of the books method, and all property and similar Taxes shall be allocated to a Post−Closing Period on a per diem basis.

(li)          “PPA” has the meaning set forth in Exhibit G.

(lii)         “Pre−Closing  Period ” means any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that begins before and ends after, that part of the taxable year or other taxable period through the end of the day on the Closing Date. For the avoidance of doubt, all income, sales and use and similar Taxes shall be allocated to a Pre-Closing Period on an interim-closing of the books method, and all property and similar Taxes shall be allocated to a Pre−Closing Period on a per diem basis.

(liii)        “Preliminary Product Inventory Calculation” has the meaning set forth in Section 2.7(a).

(liv)        “Product” means the finished dosage pharmaceutical product, available by prescription only, in capsule form, containing both chlorpheniramine polistirex and hydrocodone polistirex as active pharmaceutical ingredients, marketed in the United States under the right and authority granted by the FDA-approved Abbreviated New Drug Application No. 077-273 (“Product ANDA”), and available in the following strengths:  (i) four (4) milligrams chlorpheniramine polistirex and five (5) milligrams hydrocodone polistirex and (ii) eight (8) milligrams chlorpheniramine polistirex and ten (10) milligrams hydrocodone polistirex.

(lv)         “Product ANDA” has the meaning set forth immediately above in this Section 1.1 in the definition of “Product”.

(lvi)        “Product Inventory” means the inventory of finished Product in Mallinckrodt’s possession, with an expiration date of at least eighteen (18) months after the Closing Date, except that, with respect to Product samples, the Product Inventory shall include all current sample inventory in Mallinckrodt’s possession with expiration dating of four (4) months or more.

(lvii)       “Product Liability Claim” has the meaning set forth in Section 5.9.

(lviii)      “Product Literature” has the meaning set forth in Section 2.1(a) (iii).

(lix)         “Product Marks” means (i) the United States registered trademark “Tussicaps®”, Registration No. 3261803, (ii) the United States registered trademark for the Tussicaps® logo, Registration No. 3606459, (iii) the internet domain name “capthecough.com”, and the internet domain name “Tussipcaps.com” and all of the goodwill associated with each of the foregoing.

(lx)         “Purchase Price” means the sum of (i) the Closing Payment (as it may be adjusted pursuant to Section 2.7), (ii) all payments of Contingent Purchase Price, (iii) any payment of the Milestone Payment and (iv) the amount of any Assumed Liabilities.

(lxi)        “Purchase Price Bank Account” means the bank account of one of Sellers or one of their Affiliates designated on Exhibit D.

(lxii)       “Purchased Assets” has the meaning set forth in Section 2.1(a).

(lxiii)      “Registered IP” has the meaning set forth in Section 3.5(a).

(lxiv)      “Retained Intellectual Property” has the meaning set forth in Section 2.1(b)(ix).

(lxv)       “Retained Names and Marks” means, with respect to Sellers and their Affiliates, all trademarks, trade names, logos, domain names, trade dress, service marks or any items similar to the foregoing, whether registered or not, other than the Product Marks, as specifically defined herein.

(lxvi)      “Sellers” has the meaning set forth in the preamble hereto.

(lxvii)     “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Government Authority.

(lxviii)    “Tax Returns” means any and all returns, reports, forms and statements (including, elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

(lxix)       “Third Party Claim” has the meaning set forth in Section 7.5.

(lxx)        “Transferred Intellectual Property” means all Intellectual Property that is owned by Mallinckrodt or its Affiliates and used exclusively in connection with the use, manufacture, sale or marketing of Product

(lxxi)       “United States” means the United States of America, including its territories and possessions.

 1.2       Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

 (i)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement,

(ii)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”,

(iii)       the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement,

(iv)      all terms defined in this Agreement have the respective meanings defined herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein,

(v)       the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms,

(vi)      references to a Person are also to its successors and permitted assigns, and

(vii)     the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of Assets.

(a)          Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver, as the case may be, to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and legal and beneficial interest in and to the following assets, rights and properties owned or held by Sellers (collectively the “Purchased Assets”) free and clear of all liens, charges or other encumbrances of any kind, as the same exist on the Closing Date:

(i)           all of the Product Inventory as of the Closing Date,

(ii)          the sales and promotional literature, market research and other sales-related materials solely related to the Product (“Product Literature”), including any Product Literature that is in development,

(iii)         the Product Marks,

(iv)         the Product ANDA, including all Supplements and all documents filed with the FDA relating to the Product ANDA (including, without limitation, all Annual Reports and all Periodic Adverse Reaction Reports) and the FDA’s responses,

(v)          all customer lists and information to the extent relating directly and solely to customers of the Products, and all files, documents and records (including billing, payment and dispute histories, credit information and similar data) to the extent relating directly and solely to such customers, and other business, personal and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating directly and solely to the Product,

(vi)         all other Transferred Intellectual Property not listed above in clauses (iii), (iv) and (v) and below in clause (viii) of this subsection (a),

(vii)        all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) relating solely to any of the Purchased Assets, and

(viii)       the goodwill solely relating to the Product and the other assets listed in this Section 2.1(a).

(b)          Notwithstanding anything in Section 2.1(a) to the contrary, Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to Buyer, and Buyer shall not purchase, and the Purchased Assets shall not include, any of Sellers’ right title and interest in and to any of the Excluded Assets, including without limitation and for the avoidance of doubt, the following:

(i)           the Retained Names and Marks,

(ii)          all rights of Sellers and their Affiliates (as their interests may appear) under this Agreement, the Ancillary Agreements and the Manufacturing Agreement,

(iii)         the Tax records (including tax returns and supporting workpapers) for any portion of Sellers’ business operations relative to the Product,

(iv)        all current and prior insurance policies of Sellers and their Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries,

(v)         the accounts and notes receivable of Sellers relative to sales of the Product,

(vi)        all claims, causes of action, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent) not related solely to the Purchased Assets,

(vii)       all of the rights and interests of Sellers in and to all correspondence and documents, including the confidentiality agreements entered into by Mallinckrodt or any of its Affiliates, in connection with the sale of the Product,

(viii)      all of the rights and interests of Sellers and their Affiliates in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Product, to the extent that any of the foregoing: (A) relate in any material manner to the Excluded Assets or (B) are comprised predominantly of written materials that they are required by law to retain and with respect to which such Sellers shall have provided (or caused to be provided) a copy to Buyer,

(ix)         Intellectual Property that is owned by Sellers or its Affiliates and relates to, but is not used exclusively in connection with, the use, manufacture, sale or marketing of the Product (“Retained Intellectual Property”), and

(x)          any refund or credit of Taxes attributable to any Pre-Closing Period.

2.2	Liabilities.

(a)         It is the agreement of Seller and the Buyer that, in connection with the transactions contemplated herein, the Buyer shall not be assuming any existing Liabilities of Sellers, except and expressly only as follows (“Assumed Liabilities”):

(i)          all Liabilities to customers of the Product under purchase orders for any volume of Product that has not yet been provided, including those specifically set forth and described in Section 2.2(a)(i) of the Disclosure Schedule (excluding any penalities for late delivery accrued on or before the Closing Date),

(ii)         all Liabilities with respect to all warranty claims, customer complaints or similar Third Party Claims, filed by any Person on or after the Closing Date, arising out of the sale or marketing of the Product after the Closing Date and irrespective of the legal theory asserted,

(iii)         all Liabilities arising by law, governmental order, Action or under any contract, arrangement, commitment or undertaking, or howsoever they may otherwise arise, relating to the acts or omissions to act of the Buyer, or anyone on its behalf, in connection with the Product from and after the Closing Date,

(iv)        all Taxes attributable to a Post-Closing Period, and

(v)         any other Liabilities set forth and described in Section 2.2(a)(v) of the Disclosure Schedule or expressly set forth in any other Section hereof.

(b)         Notwithstanding anything in Section 2.2(a) to the contrary, Sellers shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any Excluded Liabilities.

2.3	Purchase Price; Allocation of Purchase Price.

(a)           Subject only to any adjustment that may occur in accordance with Section 2.7, Buyer shall pay to Sellers on the Closing Date the sum of Eleven Million Six Hundred Thousand Dollars ($11,600,000) (“Closing Payment”).

(b)           In addition to the Closing Payment, Buyer will also pay to Sellers (i) an additional sum of Eleven Million Five Hundred Thousand Dollars ($11,500,000) (“Contingent Purchase Price”) and (ii) an additional sum of One Million Dollars ($1,000,000) (“Milestone Payment”), on the terms set forth below.

(i)  The Contingent Purchase Price will be paid quarterly to Sellers in sixteen (16) equal installments of approximately Seven Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($718,750) beginning with the first such payment to be made on or before December 31, 2011 and ending with the last such payment to be made on or before September 30, 2015 (the period from October 1, 2011 through September 30, 2015 shall hereinafter be referred to as the “Contingent Payment Period”).  Notwithstanding the immediately preceding sentence, no portion of the Contingent Purchase Price will be due and owing to Sellers for any period of time during the Contingent Payment Period that any pharmaceutical dosage product (other than any authorized generic product introduced by Buyer, its Affiliates or by any third party with the approval, consent or aid of Buyer and/or its Affiliates) that is AB-rated to Product (“AB-Rated Competitive Product”) is approved and commercially available for sale in the United States, and the total amount of the Contingent Purchase Price otherwise due hereunder to Sellers will be reduced in proportion to the amount of time during the Contingent Payment Period that any such AB-Rated Competitive Product is commercially available in the United States.  If any AB-Rated Competitive Product is available to the commercial market in the United States during only a portion of any calendar quarter occurring during the Contingent Payment Period, the Contingent Purchase Price payment otherwise due to Sellers on or before the end of such calendar quarter shall be prorated so that Sellers are paid that fraction of the Contingent Purchase Price payment due on or before the end of such calendar quarter which bears the same proportion as the fraction of such calendar quarter during which such AB-Rated Competitive Product is not commercially available in the United States.

(ii)  Buyer will pay Sellers the Milestone Payment if Buyer’s net sales of Product during any twelve-month period occurring during the Contingent Payment Period exceeds $15,000,000. The Milestone Payment will be made by Buyer to Sellers within forty five (45) days of the end of the first such twelve-month period that elapses and will be paid only once.  For the purposes of the Milestone Payment, “net sales of Product” shall mean gross sales of Product less wholesalers fees and discounts and product rebates, and gross sales of Product shall mean Product billed to customers (including, without limitation, any distributors or wholesalers) by Buyer or anyone on behalf of Buyer.

(c)           The Purchase Price shall be allocated by Sellers and their Affiliates among the Purchased Assets as of the Closing Date in accordance with Section 1060 of the Code and specifically as set forth on Exhibit F (the “Allocation”).  Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation by Sellers and their Affiliates in a manner consistent with Section 1060 of the Code.  Sellers and Buyer undertake and agree timely to file any information that may be required to be filed pursuant to Section 1060 of the Code and shall use the Allocation in connection with the preparation of IRS Form 8594 as such form relates to the transaction contemplated by this Agreement.  Each of Sellers and Buyer agree to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date.  For all Tax purposes, Sellers and Buyer agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take, nor will either permit its Affiliates to take, any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.  In the event that the Allocation is disputed by any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes, the party receiving notice of the dispute shall promptly notify the other party hereto, and Sellers and Buyer agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding.

2.4	Closing Date.

           Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing to be held at the offices of Mallinckrodt located at 675 McDonnell Blvd., Hazelwood, Missouri 63042 at 9:00 A.M. St. Louis time on the date hereof.  The Closing Date is the date of execution hereof, the date of execution of all Ancillary Agreements and the date of execution of the Manufacturing Agreement.

2.5	Closing Date Deliveries by Sellers and Affiliates.

           On the Closing Date, and at the closing of the transactions contemplated hereunder, Sellers shall deliver or cause to be delivered to Buyer:

(i)           the Bill of Sale and Assignment, the Assignment of Transferred Intellectual Property, and such other instruments, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer to effect the transfer of the Purchased Assets to Buyer or evidence such transfer on the public records, in each case duly executed by Sellers (or appropriate Affiliates), and

(ii)          an executed counterpart of the Manufacturing Agreement.

2.6	Closing Deliveries by Buyer.

On the Closing Date and at the closing of the transactions contemplated hereunder, Buyer shall deliver to Sellers:

(i)           the Closing Payment by wire transfer in immediately available funds to the Purchase Price Bank Account,

(ii)          the Assumption of Liabilities Agreement and such other instruments, in form and substance reasonably satisfactory to Sellers, as may be reasonably requested by Sellers to effect the assumption by Buyer of the Assumed Liabilities and to evidence such assumption on the public records, and

(iii)         an executed counterpart of the Manufacturing Agreement.

2.7	Post-Closing Adjustment of Purchase Price.

The Purchase Price shall be subject to adjustment after the Closing Date based on the value of the Product Inventory as of the Closing Date in the manner specified in this Section 2.7.

(a)          Set forth on Section 2.7(a) of the Disclosure Schedule, and as of July 12, 2011, is a list of the Product Inventory by lot number, indicating the number of Product units of each strength, the remaining shelf-life of the lots listed and the value of the remaining units of each lot, calculated in a manner consistent with the current prices listed on Exhibit C of the Manufacturing Agreement (“Preliminary Product Inventory Calculation”).

(b)          As promptly as practicable, but in any event within fifteen (15) days following the Closing Date, Sellers shall prepare and deliver to Buyer a calculation of the value of the Product Inventory as of the Closing Date (the “Closing Product Inventory Calculation”), which calculation shall be prepared in a manner consistent with Section 2.7(a) above and the value as reflected on Section 2.7(a) of the Disclosure Schedule.

(c)          Purchaser may dispute any aspect of the Closing Inventory Calculation, but only on the basis that the Closing Product Inventory Calculation was not prepared in accordance with GAAP, contains any mathematical or clerical error or does not accurately reflect the actual number of units of the Product Inventory as of the Closing Date; provided, however, that Buyer shall have notified Sellers in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) days of the delivery of the Closing Product Inventory Calculation to Buyer.  In the event of such a dispute, Sellers and Buyer shall attempt in good faith to reconcile their differences and, if they are unable to reach a resolution within twenty (20) days after the receipt by Sellers of Buyer’s  written notice of dispute, they shall submit the items remaining in dispute for resolution to Eisner Amper LLP, or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Sellers and Buyer, to another independent accounting firm of international reputation mutually acceptable to Sellers and Buyer (either Eisner Amper LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which Independent Accounting Firm shall, within thirty (30) days after such submission, determine and report to Sellers and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on Sellers and Buyer.  The fees and disbursements of the Independent Accounting Firm shall be allocated between Sellers and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(d)           The Closing Product Inventory Calculation as submitted by Sellers to Buyer shall be deemed final, binding and conclusive on the parties for purposes of this Section 2.7 absent the submission of any written dispute by Buyer in accordance with subjection (c) set forth immediately above.  In the event Buyer submits any dispute in accordance with said subsection (c), the Closing Product Inventory Calculation shall be deemed final for the purposes of this Section 2.7 upon the earlier of (i) the resolution of all disputes by Sellers and Buyer and (ii) the resolution of all disputes by the Independent Accounting Firm.  Within fifteen (15) days of the Closing Product Inventory Calculation being deemed final, a Purchase Price adjustment shall be made as follows:

(i)           in the event that the amount of the Product Inventory reflected in the Preliminary Product Inventory Calculation exceeds the amount of the Product Inventory reflected in the Closing Product Inventory Calculation, then the Purchase Price shall be adjusted downward in an amount equal to such excess and Sellers shall pay the amount of such excess to Buyer by wire transfer in immediately available funds to an account designated by Buyer, or

(ii)           in the event that the amount of the Product Inventory reflected in the Closing Product Inventory Calculation exceeds the amount of the Product Inventory reflected in the Preliminary Product Inventory Calculation, then the Purchase Price shall be adjusted upward in an amount equal to such excess and Buyer shall pay the amount of such excess to Sellers by wire transfer in immediately available funds to the Purchase Price Bank Account.

Any amounts to be paid by either party to the other in accordance with the immediately preceding sentence shall be made only with reference to the net book value of any portion of the Product Inventory which is the subject of such adjustment and as determined in accordance with GAAP as defined herein, and not based on any other valuation of or valuation methodology applicable to such Product Inventory.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLERS

Sellers hereby represent and warrant to Buyer, jointly and severally and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows.

3.1	Organization, Authority and Binding Effect.

Each of Mallinckrodt and Mallinckrodt Enterprises is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, each Ancillary Agreement to which it is a party and (in the case of Mallinckrodt) the Manufacturing Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements by Sellers and the Manufacturing Agreement by Mallinckrodt, the performance by Sellers of their obligations hereunder and under the Ancillary Agreements and by Mallinckrodt of its obligations under the Manufacturing Agreement, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each of the Sellers and their Affiliates.  This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the Sellers, and the Manufacturing Agreement has been duly executed and delivered by Mallinckrodt, and (assuming due authorization, execution and delivery by Buyer) this Agreement, the Ancillary Agreements and the Manufacturing Agreement constitute legal, valid and binding obligations of each of the Sellers (as their interests may appear with respect to any of the foregoing agreements), enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.2	No Conflict.

Except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers, and the execution, delivery and performance of the Manufacturing Agreement by Mallinckrodt, do not and will not (i) violate, conflict with or result in the breach of the organizational documents or bylaws of either Seller, (ii) conflict with or violate any law or governmental order applicable to either Seller or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either Seller is a party, except, in the case of clauses (ii) and (iii), as would not adversely affect the ability of either Seller to carry out its obligations under, and to consummate the transactions contemplated by, any of this Agreement, any Ancillary Agreement or the Manufacturing Agreement to which it is a party.

3.3	Governmental Consents and Approvals.

The execution, delivery and performance of this Agreement and each Ancillary Agreement by Sellers, and the execution, delivery and performance of the Manufacturing Agreement by Mallinckrodt, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the consummation by either of the transactions contemplated by any of this Agreement, any Ancillary Agreement or the Manufacturing Agreement to which it is a party, or (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

3.4	Title to Purchased Assets.

Mallinckrodt has good, valid and marketable legal title to each of the Purchased Assets, free and clear of all liens, charges or other encumbrances of any kind.  Mallinckrodt Enterprises is the owner of the beneficial economic interest in and to each of the Purchased Assets free and clear of the interests of any other party with the exception of the legal title to such Purchased Assets held by Mallinckrodt.

3.5	Intellectual Property.

(a)           Section 3.5(a) of the Disclosure Schedule sets forth a complete list of all granted patents, registered trademarks and applications for any of the foregoing included in the Purchased Assets (“Registered IP”), as well as all domain names owned by Sellers and included in the Purchased Assets.  Relative to the Registered IP, all existing registrations and approvals with respect thereto are in full force and effect, Sellers or their Affiliates have paid all registration, application, filing, recordation and maintenance fees related thereto that were due and payable prior to the Closing Date and none of Sellers nor any of their Affiliates have committed any act or omitted to take any action that could reasonably cause the suspension, termination or revocation of any registration, grant or approval with respect to any of the Registered IP.

(b)           Except as set forth in Section 3.5(b) of the Disclosure Schedule, (i) none of the Transferred Intellectual Property, the use of the Transferred Intellectual Property or the Product, or the transfer of the foregoing to Buyer under this Agreement currently infringes, violates, misappropriates or otherwise interferes or conflicts with the rights of any Person,  and (ii) Sellers and their Affiliates have not received any claim or other written notice from any third party alleging that any of the Transferred Intellectual Property infringes, violates, misappropriates or interferes with the Intellectual Property rights of any other party and, to Sellers’ knowledge, no such infringement, violation, misappropriation or interference exists.  Further, except as set forth in Section 3.5(b) of the Disclosure Schedule, to Sellers’ knowledge, no other party has infringed, violated, misappropriated or interfered with the Transferred Intellectual Property.

(c)           Sellers own all of the Transferred Intellectual Property and are legally entitled to transfer the Transferred Intellectual Property to Buyer.  Each item of Transferred Intellectual Property will be available for use by Buyer on identical terms and conditions immediately following the Closing Date, subject to any facts or circumstances relating to or affecting Buyer that do not similarly affect the Sellers.  The Transferred Intellectual Property and the licenses granted by Sellers in this Agreement constitute all of the Intellectual Property currently used for the manufacture, distribution and sale of the Product.

3.6         Product Inventory and Returns.

(a)           The Product Inventory (i) meets all applicable release specifications, (ii) was produced in compliance with the specific requirements of the Product ANDA and current Good Manufacturing Practices as defined by the FDA (“cGMP”) applicable to the Product, (iii) was produced in accordance with fully validated manufacturing processes, (iv) meets all applicable contractual commitments and (v) is not adulterated or misbranded within the meaning of the FDA Act or within the meaning of any applicable state or municipal law, rules or regulations in which the definitions of adulteration and misbranding are substantially identical with those contained in the FDA Act, or articles which may not under the provisions of the FDA Act be introduced into interstate commerce in the United States or which may not under substantially similar provisions of any state or municipal law of the United States be introduced into commerce.

(b)           During the twelve (12) months prior to the Closing Date there has not been any occurrence of, nor, to the knowledge of Sellers, are there any facts which could reasonably be expected to furnish the basis for, (i) the recall, market withdrawal, post-sale warning or seizure of any Product or (ii) an investigation by any Governmental Authority regarding the manufacture, pricing, promotion or marketing of the Product.

(c)           Section 3.6(b) of the Disclosure Schedule sets forth, through June 24, 2011, a description of the history of customer returns associated with the Product since the date of approval of the Product ANDA.

(d)           Since the commercial launch of the Product, there have been no recalls or field alerts with respect to the Product.

3.7         Litigation.

(a)           As of the Closing Date, there is no Action before any Government Authority by or against Sellers or any of their Affiliates relating to the Product or the Purchased Assets or, to the knowledge of Sellers, threatened in writing.

(b)           There is not currently, nor has there ever been, any Action by any Person, private or governmental, against Sellers or any of their Affiliates alleging any form of personal injury arising out of the use, manufacture, sale, promotion or marketing of the Product.

3.8         Product Sales.

During the period from September 24, 2008 through June 24, 2011, Sellers’ quarterly gross sales of each of the strengths of Product were as set forth on Section 3.8 of the Disclosure Schedule.  Sellers have not received any prepayments from customers under purchase orders for Product that has not yet been provided.

3.9         No Brokers.

No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of Sellers or any of their Affiliates.

3.10       Compliance with Law.

Sellers have not committed, through an act, failure to act or otherwise, any violation of any applicable laws, rules or regulations with respect to the Product, except as would not have a material adverse effect on Buyer’s ability to distribute and sell the Product, and Sellers have not received any written notice alleging any such violation of applicable laws, rules or regulations.

3.11       Exclusivity of Representations.

THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO THE PURCHASED ASSETS AND THE PRODUCT.  SELLERS HEREBY DISCLAIM ANY AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS OR THE PRODUCT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, THE CONDITION OF THE PURCHASED ASSETS AND THE PRODUCT SHALL BE “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLERS ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE PURCHASED ASSETS OR THE PRODUCT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Closing Date, as follows:

4.1         Organization and Authority of Buyer.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, the Ancillary Agreements to which it is a party and the Manufacturing Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement, the Ancillary Agreements to which it is a party and the Manufacturing Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement, the Ancillary Agreements and the Manufacturing Agreement have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each of the Sellers of any agreement to which either of them is a party) this Agreement, the Ancillary Agreements and the Manufacturing Agreement shall constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.2         No Conflict.

Except as may result from any facts or circumstances relating solely to Sellers, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational documents or bylaws of Buyer, (ii) conflict with or violate any law or governmental order applicable to Buyer or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Buyer is a party, except, in the case of clauses (ii) and (iii), as would not adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, any Ancillary Agreements or the Manufacturing Agreement to which it is a party.

4.3         Governmental Consents and Approvals.

The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the Manufacturing Agreement to which Buyer is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) where failure to obtain such content, approval, authorization or action, or to make such filing or notification, would not prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement, the Ancillary Agreements or the Manufacturing Agreement or (ii) as may be necessary as a result of any facts or circumstances relating solely to Sellers or any of their Affiliates.

4.4         Financing.

As of the Closing Date, Buyer has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.  Upon the consummation of such transactions, (i) Buyer will not be insolvent, (ii) Buyer will not be left with unreasonably small capital, (iii) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of Buyer will not be impaired.

4.5         Litigation.

As of the date hereof, no Action by or against Buyer or any of its Affiliates is pending or, to the knowledge of Buyer, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement, the Manufacturing Agreement or the consummation of the transactions contemplated hereby or thereby.

4.6         No Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

4.7         Independent Investigation; Sellers’ Representations.

Buyer and its representatives have conducted their own independent investigation, review and analysis of the Product and the Purchased Assets.  Buyer acknowledges that it and its representatives have been provided adequate access to relevant information for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sellers or their representatives (except the specific representations and warranties of Sellers set forth in Article III).  Buyer hereby agrees and acknowledges that (i) other than the representations and warranties made in Article III, none of Sellers, any of their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Product including as to (A) merchantability or fitness for any particular use or purpose, (B) the use of the Purchased Assets by Buyer after the Closing Date in any manner other than as used by Sellers or (C) the probable success or profitability of the Product after the Closing Date, and (ii) other than the indemnification obligations of Sellers set forth in Article VII, none of Sellers, any of their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to Buyer or to any other Person resulting from the distribution to Buyer, its Affiliates or representatives of, or Buyer’s use of, any information relating to the Product and the Purchased Assets, including any information, documents or material made available to Buyer, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or in any other form in expectation of the transactions contemplated by this Agreement.  ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTY AGAINST INFRINGEMENT AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS) ARE HEREBY WAIVED BY BUYER.  BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE III, BUYER TAKES THE PRODUCT AND, THE PURCHASED ASSETS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.

ARTICLE V

CERTAIN COVENANTS

5.1         Use of Mallinckrodt and Covidien Names.

In connection with the acquisition hereunder by Buyer of the Product Inventory and the Product Literature and only for the limited purpose of allowing Buyer to market and sell the Product Inventory, Sellers hereby grant to Buyer a non-exclusive, fully-paid and non-royalty bearing license (or sublicense, with respect to trademarks owned by Affiliates of Sellers) to use the registered trademarks for “Mallinckrodt”, the “M” logo and “Covidien” and to use the associated trade dress, all as and only as they appear on the labels of all copies of Product Inventory, on the Product Inventory capsules (in the case of the “M” logo) and all Product Literature acquired hereunder by Buyer (“Licensed Trademarks and Trade Dress”), such license limited to the United States and to expire automatically and immediately upon the earlier of (i) the sale by Buyer of the last bottle of the Product Inventory or (ii) the last date of expiration of the bottles included in the Product Inventory.  Buyer covenants to Sellers that (x) neither Buyer nor any of its Affiliates (nor anyone on behalf of any of them) will use the Licensed Trademarks and Trade Dress for any purpose other than in connection with the marketing and sale of the Product Inventory, (y) neither Buyer nor any of its Affiliates (nor anyone on behalf of any of them) will create new labels or Product Literature bearing the Licensed Trademarks and Trade Dress in connection with the marketing, promotion and sale of the Product Inventory or any Product supplied to Buyer under and pursuant to the Manufacturing Agreement and (z) neither Buyer nor any of its Affiliates will disparage the Licensed Trademarks and Trade Dress in any way or take any action or omit to take any action that might reasonably diminish the value of the goodwill associated with the Licensed Trademarks and Trade Dress or that might in any manner interfere with the use of the Licensed Trademarks and Trade Dress by Sellers or any of their Affiliates.  Notwithstanding the preceding portions of this Section 5.1, Buyer shall exercise commercially reasonable efforts to overlabel or otherwise render unreadable any reference to “Mallinckrodt”, the “M” logo or “Covidien” in any of the Product Literature as soon as reasonably possible, as applicable laws and regulations relative to the sale of the Product Inventory permit, but in any event shall complete such task no later than the date on which the license granted pursuant to the first sentence of this Section 5.1 expires or is terminated.  Additionally, Buyer shall, as soon as possible after the Closing Date, take such actions a may be reasonably necessary (including making any filing with or request to the FDA) to remove the requirement that the “M” logo be stamped on the Product capsules.  In the event Buyer violates any provision of this Section 5.1, Sellers may terminate the license herein granted to Buyer effective immediately on written notice to Buyer.  It is understood that regardless of any other provision hereof, Buyer may not utilize any portions of the Product Literature containing the Licensed Trademarks and Trade Dress at any time during which the aforementioned license is not in effect.

5.2         Delivery of Product Inventory.

Within fifteen (15) days after the Closing Date (assuming Sellers have received from Buyer all appropriate DEA forms, including a DEA Form 222 (if necessary)), and all other regulatory requirements are met, Sellers shall ship all of the Product Inventory as of the Closing Date to the location designated by Buyer to Sellers in writing on or before the Closing Date.  The Product Inventory will be shipped Ex Works (Incoterms 2010) Hobart Facility, and Buyer will bear all risk of loss from the point at which possession of such Product Inventory is tendered to Buyer’s designated carrier.

5.3         Product Returns.

Sellers shall be responsible for the processing of, and the issuance of any credits or other reimbursement to customers with respect to, all returns of Products that occur after the Closing Date relative to Product sold by Sellers on/or prior to the Closing Date (“Mallinckrodt Sold Product”).  It is understood that (i) Buyer shall have full liability and responsibility for the return of any Products sold by Buyer after the Closing Date and (ii) Sellers shall have full liability and responsibility for the return of any Products sold by Sellers on or prior to the Closing Date, such Products in each case to be identified by lot number.  Buyer covenants and agrees not to take any action, including any communication with its customers for Product, demonstrating any benefit or reasons for returning, or otherwise encourages any customers of Product to return, any volume of Product that any such customer has purchased from Sellers prior to the Closing Date.

5.4         Post Closing Orders and Payments.

Subject to Section 5.3 above, the parties agree that all revenues, profits and losses that are in any manner attributable to sales of the Product by Sellers on or prior to the Closing Date shall be solely for the account and expense of Sellers, and Sellers shall have the responsibility to collect all accounts receivable arising from such sales.  The parties further agree that all revenues, profits and losses that are in any manner attributable to sales of the Product after the Closing Date, whether accomplished by Buyer or anyone on its behalf, shall be solely for the account and expense of Buyer, and Buyer shall have the responsibility to collect all accounts receivable arising from such sales.  Subject to Section 5.3 above, in the event that either Buyer, on the one hand, or Sellers, on the other hand, shall receive any payment from or any request for credit, rebate or adjustment that is for the account of the other party, then such payment or request shall promptly be forwarded to the correct party for appropriate handling.  In addition, Sellers agree that, beginning on the day immediately following the Closing Date and for a period of twelve (12) months thereafter, they will forward to Buyer’s designated customer service personnel all electronic or other orders for any of the Product not more than two (2) business days after receipt of such order by personnel of Sellers or any of their Affiliates.

5.5         NDC Numbers.

Until the date on which Buyer has sold the last of the Product Inventory acquired hereunder by Buyer, (i) Buyer shall be permitted to sell the acquired Product Inventory using Mallinckrodt’s NDC number(s) for Product as of the Closing Date and (ii) Sellers shall take such actions as may be necessary to maintain such NDC number(s) in full force and effect.  Notwithstanding the immediately preceding sentence, as soon as practicable following the Closing Date, but in no event later than two (2) months after the Closing Date, Buyer will establish a new NDC number(s) for the Products and will notify Sellers upon the occurrence of same.  In no event will Buyer use Mallinckrodt’s NDC number(s) for any Product manufactured by Mallinckrodt for Buyer from and after the Closing Date under the Manufacturing Agreement.

5.6         Rebates, Chargebacks, Medicaid Reimbursements and Similar Adjustments.

(a)           From and after the Closing Date and with respect to all Product sold by Sellers on or prior to the Closing Date, Sellers shall be responsible for any payments, rebates, administrative fees or chargebacks due to customers under any managed care contracts or under any other contract or program of any nature whatsoever with private parties or under any state or federal program.  With respect to all Product sold by Buyer after the Closing Date (including the Product Inventory), Buyer shall be responsible for any payments, rebates, administrative fees or chargebacks due to customers under any managed care contracts or under any other contract or program of any nature whatsoever with private parties or under any state or federal program.

(b)           Sellers shall bear the cost of all Medicaid reimbursements and rebates for Products sold by Sellers on or prior to the Closing Date, in each case in accordance with Sellers’ then current practices.  To the extent that Buyer inadvertently issues credits following the Closing Date relating to returns or Medicaid rebate claims for Product which was sold by Sellers prior to the Closing Date, Buyer will deliver to Sellers on a monthly basis an invoice for the same, together with documentation evidencing such returns or Medicaid rebate claims, and the credits issued by Buyer in connection with the same, and Sellers shall remit payment for such amounts within thirty (30) days from the date of such invoices.  Sellers agree to reimburse Buyer for any such credits based on the purchase price charged by Sellers for the Product.

(c)           Buyer shall bear the cost of all Medicaid reimbursements and rebates for Products~~,~~ sold by Buyer after the Closing Date.  Notwithstanding any other provision of this Section 5.6, following the Closing Date, Sellers shall be responsible for the administration of the federal and state Medicaid reimbursement and rebate process for all Products which bear Mallinckrodt’s NDC numbers and Buyer shall be responsible for the administration of such process for all Products which bear the Buyer’s NDC numbers.  Sellers and Buyer shall each furnish the other with any information necessary for each party’s performance of its administrative responsibilities pursuant to this subsection (c), including, without limitation, applicable pricing information (e.g., each party shall report to the other, in writing and within twenty (20) days after the end of any calendar quarter, the average manufacturing price or “AMP” reported by such party to any one or more appropriate Government Authorities with respect to sales of Product occurring during such calendar quarter).

(d)           The management of all Product adjustments covered by the terms and conditions set forth in this Section 5.6 shall further be governed by the principles and procedures set forth in Exhibit G attached hereto, to be interpreted consistently with the provisions of this Section 5.6.

5.7         Adverse Experience Reports and Complaints.

As soon as reasonably possible after the Closing Date, Sellers shall deliver to Buyer electronic or other copies of Sellers’ record of reportable adverse experiences regarding the Product occurring since September 24, 2007.  Sellers shall promptly submit to Buyer all adverse drug experience information or customer complaints brought to the attention of Sellers in respect of the Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Product, that come to Sellers’ attention after the Closing Date.  After the Closing Date, Buyer shall have all responsibility for required reporting of adverse experiences for the Product, and shall assume all responsibility for responding to any medical inquiries or complaints about the Product.

5.8         Noncompetition.

(a)           Prior to [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST], none of Sellers nor any of their Affiliates shall, directly or indirectly, develop or manufacture, and prior to [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST], none of Sellers nor any of their Affiliates shall, directly or indirectly, sell, market, promote, distribute or otherwise commercialize within the United States, for themselves, their Affiliates or any third party (other than selling to third party marketers or distributors after [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] as a contract manufacturer for such third parties) any finished dosage pharmaceutical product, available by prescription only, in capsule form, containing [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]; provided, that in the event of the acquisition of any such product by either of Sellers or any of their Affiliates as a consequence of the acquisition of any unrelated firm, person, entity or business (whether by reason of a merger, consolidation, purchase of all or substantially all of a third party’s assets or discrete business, purchase of securities or any other transaction with a substantially similar effect), and if sales of any such acquired product within the United States constitute more than [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] of the annual revenues of the acquired firm, person, entity or business, Sellers and their Affiliates (as appropriate in any circumstance) will divest any such competing product to an independent third party within [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] of acquisition or, failing that, will cease active marketing, sale and/or distribution of such product at the end of such [OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] period.

(b)           The noncompetition covenant set forth in this Section 5.8 will not be applicable to any bona fide third party that acquires all or substantially all of the business of Sellers and/or their Affiliates to which this Agreement relates.

(c)           Sellers understand and agree that remedies at law may be inadequate to protect Buyer against any breach or threatened breach by Sellers (or any other person acting in concert with Sellers or on their behalf) of the provisions of this Section 5.8.  Accordingly, Buyer, without the necessity of posting a bond or other financial assurance, shall be entitled to seek injunctive or other appropriate equitable relief from a court of competent jurisdiction to redress any breach of this Section 5.8, in addition to any monetary damages or other relief to which Buyer may be entitled.

(d)           The parties recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to the noncompetition covenant set forth in this Section 5.8.  It is the intention of the parties that the provisions of this Section 5.8 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 5.8 shall not render unenforceable or otherwise impair the remainder of the provisions of this Section 5.8.  Accordingly, if any provision of this Section 5.8 is determined to be invalid or unenforceable by a court of competent jurisdiction, then (i) such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction of such court and not with respect to any other provision or jurisdiction and, (ii) with respect to invalidity or unenforceability in the particular jurisdiction of such court, such court shall have the power either to (A) reduce the scope, duration or coverage of such provision or (B) replace such provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision.  Should such court fail or refuse to exercise its power to amend the covenants set forth in this Section 5.8, the parties shall proceed in accordance with the requirements of the last sentence of Section 8.4.

5.9         Responsibility for Product Liability Claims.

For purposes of this Section 5.9, “Product Liability Claim” shall mean any written claim or lawsuit brought or made by any third party alleging damage to person or property arising out of the use, marketing, sale, promotion, distribution or manufacture of the Product.  Sellers shall remain responsible and liable for any and all Losses arising from Product Liability Claims relating to use or other occurrence before the Closing Date.  Buyer and its Affiliates shall be responsible and liable for any and all Losses arising from Product Liability Claims relating to use or other occurrence after the Closing Date.  The party responsible for any Product Liability Claim shall have the sole right and obligation to defend, compromise or settle any such claim, but the other party or parties shall provide such documentation and other cooperation (including making available relevant personnel for discovery or trial at all reasonable times) as the party obligated to defend any such Product Liability Claim shall reasonably request, subject to reimbursement to the party providing such cooperation of all documented out-of-pocket expense incurred in connection with such cooperation.

5.10       Bulk Transfer Laws.

Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

5.11       Further Action.

The parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

5.12       Tax Cooperation and Exchange of Information.

Sellers and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the Purchased Assets for which either or both of Sellers or Buyer (or any of their Affiliates) shall be responsible under applicable law.  Each of Sellers and Buyer will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable period to which each such Tax Return or other document relates, without regard to extensions, or (ii) seven (7) years following the due date (without extension) for each such Tax Return or other document.  After such time, before Sellers or Buyer shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 5.12 shall be kept confidential in accordance with the requirements of Article VI hereof, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

5.13       Conveyance Taxes.

Notwithstanding anything herein to the contrary, Buyer agrees to assume liability for and to pay all Conveyance Taxes incurred as a result of the transactions contemplated hereby.  Buyer shall prepare and file any Tax Returns or other documentation with respect to such Conveyance Taxes.  Buyer and Sellers shall cooperate in providing each other with transfer tax declarations or any appropriate resale exemption certifications and other similar documentation to qualify for exemption from, or reduction of, any Conveyance Taxes.  To the extent any Conveyance Taxes are payable by Mallinckrodt or any of its Affiliates and to the extent Buyer has been timely notified in writing of all of the relevant circumstances relating thereto, Buyer shall pay the appropriate Seller (or one of their designated Affiliate) the amount of such Conveyance Taxes no later than ten (10) days before either of any such Seller or any Affiliate is required to remit the amount of such Conveyance Taxes to the appropriate Governmental Authority.

5.14       Withholding Taxes Resulting from Buyer Action.

If any payment made to Sellers is subject to a deduction or withholding of Tax that arises as a result of an assignment of all or any portion of this Agreement or any rights or obligations hereunder to an Affiliate or successor of Buyer (whether or not provided for under this Agreement) (a “Buyer Withholding Tax Action”) then any payment made to Sellers (in respect of which such deduction or withholding of Tax is required to be made) shall be increased by the amount necessary (the “Additional Tax”) to ensure that Sellers receive an amount equal to the same amount that they would have received had no Buyer Withholding Tax Action occurred, and (B) the Additional Tax shall be deducted and withheld by Buyer from the payment made to Sellers.  The Additional Tax, along with any other Tax deducted and withheld from the payment made to Sellers, shall be timely remitted to the proper Governmental Authority for the account of Sellers in accordance with applicable law and Buyer shall provide Sellers reasonable evidence of such remittance within 30 days of such remittance.

5.15       License to Retained Intellectual Property.

Solely for the purpose of manufacturing the Products for the Buyer, Sellers hereby grant to Buyer a perpetual, nonexclusive, paid up and royalty free license to the Retained Intellectual Property, which license may be sublicensed by Buyer to any third party solely for the purpose of having manufactured the Products.

5.16       Use of Product Literature.

From and after the Closing Date, and notwithstanding any prior approval by Sellers’ promotional review board of the content of and Sellers’ use of all or any portion of the Product Literature, Buyer accepts all responsibility and liability for any use it makes of all or any portion of the Product Literature whether or not Buyer’s promotional review board (or similar administrative body or function) has reviewed or approved any specific use or uses for any portion of the Product Literature.  Notwithstanding the preceding sentence or any other provision hereof, Buyer may use any of the Product Literature containing the name “Mallinckrodt” and/or “Covidien” until the supplies of such Product Literature are depleted, provided that such Product Literature is overlabeled to obscure either or both of such names and approved for continued use by the FDA’s Division of Drug Marketing, Advertising and Communications.

5.17       OMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST.

5.18       ANDA Transfer.

Promptly after the Closing Date, but in any event no more than two (2) business days thereafter, Sellers will submit to the FDA, as required by 21CFR 314.72(a)(1) a letter stating that all rights to the Product ANDA have been transferred to Buyer, substantially in the form of the letter attached hereto as Exhibit H.  Within the later to occur of five (5) days after the Closing Date or five (5) days after the date on which Sellers have transferred to Buyer all files and documents constituting the Product ANDA (which Sellers shall accomplish as promptly as possible after the Closing Date), Buyer will submit to the FDA the application and other documents, as required by 21 CFR 314.72(a)(2), to complete the regulatory transfer of ownership of the Product ANDA.

5.19       Access.

Each party shall, for a period of three (3) years from the Closing Date, have access to, and the right to copy, at such party’s expense, for bona fide business purposes and during usual business hours, upon reasonable prior notice to the other party, all books and records relating to the Purchased Assets up to the Closing Date which are maintained by the other party.  Each party shall retain and preserve all such books and records for such period.

ARTICLE VI

CONFIDENTIALITY

6.1         Confidentiality.

(a)           Except as otherwise provided in this Article VI, for a period of five (5) years from and after the Closing Date, each party shall maintain in confidence and use only for purposes specifically authorized under this Agreement all proprietary and/or confidential information and data received from the other party in connection with this Agreement or the transactions contemplated hereby (“Confidential Information”), whether disclosed in writing, orally or by means of inspection or examination.  Each party shall use at least the same degree of care in protecting the other party’s Confidential Information from improper use or disclosure as it would use in protecting its own Confidential Information, but in no event shall a party exercise less than a reasonable degree of care under the circumstances.  From and after the Closing Date, information related to Product shall be deemed Confidential Information of the Buyer.

(b)           To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Confidential Information it is otherwise obligated under this Section 6.1 not to disclose to its Affiliates, employees, consultants, agents and representatives, only on a need-to-know basis and only on condition that such entities or persons agree (i) to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential and (ii) to use such Confidential Information only for purposes relevant to the performance by a party of its obligations under this Agreement; in any event, a party shall be fully responsible for any improper disclosure or misuse of any Confidential Information by its Affiliates, employees, consultants, agents or representatives.  In addition, a party or its Affiliates may disclose such Confidential Information to any Government Authority to the extent, and only to the extent, that such disclosure is required by the order of a court or administrative authority with appropriate jurisdiction, is otherwise required by applicable laws, rules and regulations or must be disclosed to avoid any reasonably possible adverse action by a Government Authority; provided, that a party required to disclose Confidential Information under such circumstances shall only disclose such portion of any relevant information or data as is required under the relevant circumstances and shall cooperate with the other party, at the other party’s cost and expense, in any reasonable attempts to obtain a protective order or similar relief that might limit or prevent disclosure of Confidential Information.

(c)           In addition to the exceptions to non-disclosure set forth in subsection (b) set forth immediately above in Section 6.1(b), the obligation not to disclose or to misuse Confidential Information shall not apply to any part of such Confidential Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Confidential Information or those of its Affiliates, or its or their employees, consultants, agents or representatives, (ii) can be demonstrated by competent evidence to have been disclosed to the receiving party or its Affiliates, or to its or their employees, consultants, agents or representatives, by a third party without violation of an obligation of confidentiality with respect to such disclosure, (iii) can be demonstrated by competent evidence already to have been in possession of the receiving party or its Affiliates or in possession of its or their employees, consultants, agents or representatives, provided such Confidential Information was not obtained directly or indirectly from any third party that was under an obligation of confidentiality with respect to such Confidential Information and in violation of such obligation or (iv) can be demonstrated by competent evidence to have been independently developed by the receiving party or its Affiliates, or by its or their employees, consultants, agents or representatives, without breach of any of the provisions of this Agreement and without reference to any Confidential Information.

(d)           Buyer and Sellers each agree not to disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party, except as required by applicable law or the order of a court or administrative authority with appropriate jurisdiction or pursuant to any applicable rules of any stock exchange or any stock listing agreement.  If either party determines that it is required to file this Agreement with any governmental agency for any reason, such party shall request confidential treatment of such portions of this Agreement as the parties shall together determine are appropriate.

(e)           The parties hereto understand and agree that remedies at law may be inadequate to protect a party against any breach by the other party of any of the provisions of this Section 6.1.  Accordingly, each party, without the necessity of posting a bond or other financial assurance, shall be entitled to seek injunctive or other appropriate equitable relief from a court of competent jurisdiction to redress any such breach of this Section 6.1, in addition to any monetary damages or other relief to which a party may be entitled.

(f)           The Confidentiality Agreement entered into between the parties on and as of June 14, 2011 is hereby terminated, but all obligations of Buyer thereunder with respect to any information received from Sellers that is not related to Product shall survive for the length of time contemplated therein, unless and to the extent in conflict or inconsistent with the provisions hereof.

ARTICLE VII

INDEMNIFICATION

7.1         Survival of Representations and Warranties.

The representations and warranties of the parties set forth in Sections 3 and 4 of this Agreement shall survive the Closing Date for a period of eighteen (18) months; provided, that (i) the representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.9 and 3.11 and (ii) the representations and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3 and 4.6 shall all survive the Closing Date indefinitely.  Any claim for indemnification under this Article VII made with reasonable specificity and within the time periods set forth in this Section 7.1 shall survive until such claim is fully and finally resolved.

7.2         Indemnification by Sellers.

Subject to Section 7.1 above and Section 7.8 below, Sellers hereby agree to indemnify and hold harmless Buyer and its Affiliates (and its and their officers, directors and employees) from and against any and all Losses of Buyer and its Affiliates arising out of or resulting from:

(i)	any breach or failure of any of the representatives and warranties of Sellers set forth herein,

(ii)	any breach or failure of any of the covenants of Sellers set forth herein,

(iii)
the use, marketing, sale, distribution, storage, transportation or manufacture of Products by Sellers (or by anyone on their behalf) on or before the Closing Date, except as and to the extent of any Medicaid reimbursements for which Buyer is responsible pursuant to the provisions of Section 5.6(b) above, and

(iv)	any Excluded Liabilities.

7.3         Indemnification by Buyer.

Subject to Section 7.1 above and Section 7.8 below, Buyer hereby agrees to indemnify and hold harmless Sellers and their Affiliates (and their respective officers, directors and employees) from and against any and all Losses of Sellers and their Affiliates arising out of or resulting from:

(i)	any breach or failure of any of the representations and warranties of Buyer set forth herein,

(ii)	any breach of any of the covenants of Buyer set forth herein (including Buyer’s responsibility for Product Liability claims as set forth in Section 5.9 above) and

(iii)	any Assumed Liabilities.

7.4         Notice of Loss.

A party or parties that intend to make any claim for indemnification hereunder (referred to in the singular or plural as “Indemnified Party”) shall give the party or parties from whom indemnification is sought (referred to in the singular or plural as “Indemnifying Party”) notice of any matter which any Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, and such notice shall be given within thirty (30) days of the date of such determination, stating the amount of the Loss (if known, or if not known then to be notified subsequently to the Indemnifying Party when the amount of such Loss is known) and method of computation thereof, containing an explicit reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

7.5         Indemnification Procedures for Third Party Claims.

Unless and to the extent otherwise specifically provided herein, any Indemnified Party that intends to claim indemnification under either Section 7.2 or 7.3 (as appropriate) shall promptly notify the Indemnifying Party of any loss arising out of any claim or action brought by any third party (“Third Party Claim”) in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall assume the defense thereof with counsel of their own choosing; provided, however, that an Indemnified Party shall have the right to retain its own counsel and at its own expense, but with the fees and expenses to be paid by the Indemnifying Party only if representation of such Indemnified Party by the counsel retained by the Indemnifying Party, in the opinion of an independent counsel chosen by both parties, would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceedings.  If the Indemnifying Party fails to assume the defense of any Third Party Claim, the Indemnified Party may assume such defense at the cost and expense of the Indemnifying Party.  An Indemnified Party shall not be entitled to indemnification if any settlement or compromise of a Third Party Claim is effected by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  An Indemnified Party shall not be entitled to indemnification with respect to any Third Party Claim in an amount in excess of the amount which such third party has unequivocally and in writing agreed with the Indemnifying Party it is willing to accept in settlement or compromise of any such Third Party Claim.  An Indemnifying Party shall not enter into any settlement or compromise of any Third Party Claim or consent to the entry of any judgment or other order with respect to any claim which does not contain, as a part thereof, an unconditional release of the Indemnified Party for liability for all Loss that may arise from such claim, or which does contain any injunctive or any other non-monetary relief that might in any way interfere with the future conduct of business by the Indemnified Party.  The failure by the Indemnified Party to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such Third Party Claim or action, if materially prejudicial to the Indemnifying Party’s ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party hereunder with respect to such Third Party Claim.  The Indemnified Party, and its employees, agents and representatives, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any action, claim or liability subject to indemnification hereunder.

7.6         Tax Treatment.

To the extent permitted by law, the parties agree to treat all payments made under this Article VII as adjustments to the Purchase Price for all Tax purposes.

7.7         Remedies.

Buyer and Sellers acknowledge and agree that (i) following the Closing Date, the indemnification provisions of Sections 7.2 and 7.3 shall be the sole and exclusive remedies of Buyer and Sellers for any breach by the other party of the representations and warranties in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or Sellers, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  Each party hereto shall take all reasonable steps to mitigate its Loss upon and after becoming aware of any event which could reasonably be expected to give rise to any Loss.

7.8         Limits on Indemnification.

(a)           No claim may be asserted nor may any Action be commenced against any party for breach of any representation or warranty contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 7.1, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) Sellers shall not be liable for any claim for indemnification pursuant to clause (i) of Section 7.2, unless and until the aggregate amount of indemnifiable Losses which may be recovered from Sellers under such clause equals or exceeds Two Hundred Thousand Dollars ($200,000) (such amount, the “Deductible Amount”), after which Sellers shall be liable only for those Losses in excess of the Deductible Amount; (ii) the maximum amount of indemnifiable Losses which may be recovered from Sellers arising out of or resulting from the causes set forth in clause (i) of Section 7.2 shall be an amount equal to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000); and (iii) no party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement.

(c)           For all purposes of this Article VII, “Losses” shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

ARTICLE VIII

GENERAL PROVISIONS

8.1         Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.2         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

(a)	if to Sellers:

675 McDonnell Blvd.
Hazelwood, MO 63042
	Telephone:	314-654-8677
	Facsimile:	314-654-3512
	Attention:	Matthew Harbaugh
Interim President and CFO - Pharmaceuticals
Mallinckrodt LLC

with a copy to:

675 McDonnell Blvd.
Hazelwood, MO 63042
Telephone:	314-654-6040
Facsimile:	314-654-7181
Attention:	C. Stephen Kriegh
Vice President – Legal
Mallinckrodt LLC

if to Buyer:

369 Bayview Avenue
Amityville, NY 11701
Telephone: 631-789-8228
Facsimile: 631-789-8824
Attention: David Seltzer

with a copy to:

Arent Fox LLP
1050 Connecticut Ave. NW
Washington, DC 20036
Telephone: 202-857-6473
Facsimile: 202-857-6395
Attention: Jeffrey Jordan

8.3         Public Announcements.

No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other unrelated parties unless otherwise required by law and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

8.4         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to ether party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8.5         Entire Agreement.

This Agreement and the Ancillary Agreements constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings (if any), both written and oral, between Sellers and Buyer with respect to the subject matter hereof and thereof.

8.6         Assignment.

This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of all other unrelated parties, except that, either Buyer or Sellers may, without such consent and effective upon notice to the other parties hereto, assign its or their rights and obligations under this Agreement, (i) to any Affiliate, or (ii) to an unrelated third party in connection with a merger, consolidation or sale of part or all of the relevant business of the party to which this Agreement relates to such unrelated third party; provided that, in the case of either clause (i) or (ii) the assigning or transferring party’s rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction.  Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.

8.7         Amendment.

This Agreement may not be amended or modified except (i) by an instrument in writing signed by authorized representatives of Sellers and Buyer or (ii) by a waiver in accordance with Section 8.8 below.

8.8         Waiver.

A party may (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party or parties hereto contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements of the other party or parties hereto.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.9         No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10       Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of laws principles that might apply the law of another jurisdiction.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, each party hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

8.11       Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12       Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.13       No Strict Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MALLINCKRODT LLC

By:	/s/ Matthew K. Harbaugh
Matthew K. Harbaugh, President and
Chief Financial Officer

MALLINCKRODT ENTERPRISES LLC

By:	/s/ Matthew K. Harbaugh
Matthew K. Harbaugh, President and
Chief Financial Officer

HI-TECH PHARMACAL CO., INC.

By:	/s/ David S. Seltzer
David Seltzer, CEO